UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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THE SECURITIES EXCHANGE ACT OF 1934

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OneSpaWorld Holdings Limited

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AN OPEN LETTER TO THE SHAREHOLDERS OF ONESPAWORLD

FROM THE EXECUTIVE CHAIRMAN

June 5, 2020

Dear Fellow Shareholders:

Today, we are living in truly extraordinary times, as our industry faces unique and unprecedented challenges. Despite OSW’s long history of success, including many significant achievements since entering the public market early last year, recent events have forced upon us difficult and unforeseeable choices. I am asking you to support your Board and management team by voting for the private placement proposals at our Annual Meeting on June 10. This financing is essential to the survival of our Company, and our Board undertook this action after careful consideration and great effort to protect your long-term interests.

Since our founding in 1957, OSW and our predecessor company have built, through hard work and a principled approach, the undisputed leader in a highly complex industry. Our success is a result of a world-class team with a singular focus on excellence in all that we do and in every interaction with our wellness partners and end customers. We have built a culture that is driven by a long-term view, often making near-term sacrifices to achieve and maintain our long-term goals and ambitions. Our industry leadership and success are driven, as well, by the trusted relationships we have built with the world’s leading cruise operators through operational superiority and excellence that is respected throughout the industry.

I have had the great pleasure of leading our team since 1994 and, over this period, we have successfully managed through many difficult times. Through each of these challenges, including the Great Recession and multiple events unique to our cruise and travel sector, my team and I have navigated our Company to greater success with the support of our employees, our customers and, very importantly, our investors.

Today, however, amid disruption and uncertainty that is unprecedented throughout the 60+ year history of our Company and the 100+ year history of our industry – a time when our proven approach, long-term perspective and prudent judgment are crucial to survival – one shareholder is seeking to reverse the carefully considered decisions made by our experienced and dedicated team. If successful, this campaign would jeopardize both our operating future and the value of your investment.

I have always welcomed debate in the boardroom and input from shareholders, and my fellow Board members and I firmly believe it is precisely that type of spirited discussion that leads to better outcomes for shareholders. However, at no time during my 25+ years leading this company has my or our Board’s integrity been questioned, as it has been today by an investor who continues to demonstrate a lack of understanding of our category and business, the realities of the volatile debt and equity markets in recent weeks, and the responsibilities of Board and executive leadership in serving all stakeholders.

Despite the broader equity market’s improvement since we announced our financing transaction at the end of April, the outlook for the cruise sector, and therefore for OSW, remains unchanged and wholly uncertain. It’s quite simple – our industry remains indefinitely closed for business. The cruise sector is prohibited from operating until such time as the Centers for Disease Control and other governmental agencies are satisfied, in their sole discretion, that conditions are safe to resume sailing. Moreover, it remains to be determined when, or even if, the prospective operating protocols required for safe sailing will allow OSW to operate onboard at our previous capacity. As a result, the timing and nature of our return to operations and the subsequent ramp towards normalcy remain entirely unpredictable.

The Special Committee and management team took all of these uncertainties into account in a deliberate and informed manner during our capital-raising process, which we were required to pursue in the midst of historic market volatility and a shuttered cruise industry. The dissenting shareholder’s claim that it would be easy to vote down the private placement and then quickly raise the required $75 million of equity capital on better terms is naïve and reckless.

I want to be crystal clear about the reality facing OSW – without your approval of the equity financing, we will run out of cash in approximately 75 days, we will not have the available liquidity to stay in compliance with our June 30 financial covenant, and there is substantial doubt about our ability to continue as a going concern. Your management team and Board (led by the Special Committee) saw this stark reality developing in real time in March and quickly marshalled the resources to enable us to raise capital from a position of relative strength and in an amount necessary to weather closure for any realistic period of time — rather than waiting until we were cash-strapped, in covenant default and desperate, as the dissenting shareholder would have us do.

Since taking our predecessor company public as Chief Operating Officer and Chief Financial Officer in 1996 with a market cap of $95 million – and leading us to a peak market cap of $1.1 billion prior to the industry shutdown – I believe I have earned the trust to credibly and objectively advocate for a transaction that I believe is in the best interests of our Company and shareholders. This was and remains the best deal available, determined through a thorough and objective process supported by experienced and trusted advisors and Directors. To think otherwise is divorced from reality and just plain wrong.

I urge you not to allow a naïve and uninformed investor to jeopardize the future of the Company, the legacy of the OneSpaWorld brand and the livelihoods of the dedicated, principled, and relentlessly hard-working OSW team. Instead, I ask you to support the trusted, proven team that has delivered for investors for decades and is fully aligned with the interests of long-term shareholders.

Please vote FOR the private placement today.

Sincerely,

Leonard Fluxman
Executive Chairman

509 Madison Avenue

Suite 1206

New York, NY 10022

Stockholders Call Toll Free: (800) 662-5200

E-mail: OSW.info@investor.morrowsodali.com

Forward-Looking Statements

This letter includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may differ from OSW’s actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative or other variations thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to the impact of the private placement on OSW’s liquidity, OSW’s need to seek additional financing, OSW’s compliance with its credit agreements, OSW’s ability to obtain alternative sources of financing, and other statements that are not historical facts. These statements are based on the current expectations of OSW’s management and are not predictions of actual performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Factors that may cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on OSW’s business and its results of operations and liquidity for the foreseeable future; the demand for OSW’s services together with the possibility that OSW may be adversely affected by other economic, business, and/or competitive factors or changes in the business environment in which OSW operates; changes in consumer preferences or the market for OSW’s services; changes in applicable laws or regulations; the availability of, or competition for, opportunities for expansion of OSW’s business; difficulties of managing growth profitably; the loss of one or more members of OSW’s management team; loss of a major customer and other risks and uncertainties included from time to time in OSW’s reports (including all amendments to those reports) filed with the SEC. OSW cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. OSW does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing OSW’s assessments as of any date subsequent to the date of this communication.